EXHIBIT 10.17

LIVESTOCK PRODUCTS AGREEMENT

This Agreement effective as of January 1, 2005 is made by and between Pfizer Inc., 812 Springdale Drive, Exton, PA 19341 (“Pfizer”) and MWI Veterinary Supply Co., 2201 North 20th Street, Nampa, ID 83687 (“MWI”).

WHEREAS, MWI is in the business of buying and selling animal health products and servicing customers for those products, and

WHEREAS MWI and Pfizer wish to set forth the terms of their relationship related to the purchase and supply of such products,

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereby agree as follows:

1.                                       Pfizer will continue to promote its products to certain select customers in the cattle and swine fields. The parties agree that each time a customer from the list of customers approved by Pfizer enters into an annual volume agreement with Pfizer (such customers referred to as “PARTICIPATING CUSTOMERS”) and selects MWI as their supplier and to service that customers account, Pfizer shall send to MWI a Pfizer Suggested Price List which shall specify the products and prices which are the subject of an agreement between Pfizer and such PARTICIPATING CUSTOMERS (hereafter a “SUGGESTED PRICE LIST”). Each such SUGGESTED PRICE LIST shall be incorporated into and become part of this Agreement.

2.                                       (a)                                  MWI agrees to purchase from Pfizer, at credit terms agreed to between the parties and as may be further set forth on Pfizer’s invoices, products sufficient to fulfill demand from all PARTICIPATING CUSTOMERS in the quantities desired by the PARTICIPATING CUSTOMERS. MWI agrees to make purchases from Pfizer in accordance with the timing set forth in Schedule C hereto.

(b)                                 MWI agrees to maintain inventory in accordance with Schedule E attached hereto. After the end of each quarter PFIZER and MWI will agree a new Schedule E showing actual amount of inventory to be maintained by MWI. Such Schedule shall be consistent with MWI’s anticipated demand on a monthly basis.

(c)                                  MWI agrees that all sales of Pfizer products from MWI to a PARTICIPATING CUSTOMER shall reflect the specific prices for each product provided for in that PARTICIPATING CUSTOMERS most recent SUGGESTED

PRICE LIST. In the event that the price listed on a PARTICIPATING CUSTOMERS most recent SUGGESTED PRICE LIST for any particular product is lower (at the time of consummation of a sale of such particular products between MWI and that PARTICIPATING CUSTOMER) than the price paid by MWI to Pfizer for such product, Pfizer agrees to credit MWI’s account for the amount of such difference. MWI agrees to pay Pfizer for its products on a timely basis.

3.                                       Nothing herein contained shall create or be deemed to create any relationship between the parties other than as specifically provided for herein. No employment, partnership, specific or general agency relationship shall exist unless specifically provided for in writing between the parties. MWI shall not represent, directly or indirectly, expressly or by implication, that any such relationships exist and/or that MWI has any authority except as set forth in this Agreement.

4.                                       MWI shall use its best efforts to provide appropriate service to PARTICIPATING CUSTOMERS. MWI shall:

(a)                                  Store its inventory of Pfizer products under conditions (including refrigeration where appropriate) that will ensure that such products retain their potency, purity, quality, and identity;

(b)                                 Provide to Pfizer your Health Industry Number, Customer Health Industry Number, Pfizer product number, transaction date, number of units and price with respect to each sale of product on a monthly basis, in such amounts and format as Pfizer may require, by means of EDT.

This information should be sent to Pfizer at 812 Springdale Drive, Exton, PA 19341, Attn. Ms. Jennifer Willis;

(c)                                  Establish any service fee or other charge or discount to any customer including PARTICIPATING CUSTOMERS for Pfizer products independently and at its sole discretion;

(d)                                 Provide regularly scheduled delivery service to its customers, use its best efforts to anticipate its customers’ requirements for Pfizer products, and maintain adequate stocks of Pfizer products to meet its customers’ demands. In the event Pfizer delivers any product order to a PARTICIPATING CUSTOMERS (drop ships) no consideration shall be payable to MWI for that order under paragraph 5 below;

(e)                                  MWI agrees that credit limits established by Pfizer shall be subject to change by Pfizer in its sole discretion and that no shipments will be made to MWI in excess of the established credit limits;

(f)                                    Invoice PARTICIPATING CUSTOMERS in an accurate and timely manner;

(g)                                 Refer to that PARTICIPATING CUSTOMERS SUGGESTED PRICE LIST on each invoice;

(h)                                 Take no action, whether or not identified above, that would harm the goodwill or name of Pfizer, or damage the interests of Pfizer or the Pfizer products. This shall include selling the Pfizer livestock products to any customer requesting such products;

(i)                                     Make payment to Pfizer for all product purchased from Pfizer net 60 days.

(j)                                     Provide to Pfizer by the close of business on the last business day of each Pfizer Accounting Period (as set forth in Schedule D hereto) an inventory report covering all inventory purchased from Pfizer and setting forth in dollars at MWI’s acquisition cost from Pfizer the amount of inventory by species. MWI agrees that Pfizer shall have the right to audit inventory in the possession of MWI to confirm compliance with this paragraph 4 (j) and to confirm the accuracy of the data contained in the report.

In addition to the obligations set forth above related to PARTICIPATING CUSTOMERS, MWI agrees as to all customers to undertake with Pfizer those efforts set forth in Schedule A hereto.

5.                                       In consideration of MWI undertaking the obligations set forth herein related to PARTICIPATING CUSTOMERS, Pfizer agrees to pay to MWI the following service fees on sales to PARTICIPATING CUSTOMERS;

(a)                                  a Revenue Sharing Allowance (RSA) paid at a rate of (i) 9% on sales out for products to identified PARTICIPATING CUSTOMERS who are producers, (ii) a Revenue Sharing Allowance (RSA) paid at a rate of 9% on sales out for products to identified PARTICIPATING CUSTOMERS who are veterinarians or dealers and who take possession of the Products which are the subject of the sale for which the RSA is to be paid, (iii) a Revenue Sharing Allowance (RSA) paid at a rate of 5% on sales out for products to identified PARTICIPATING CUSTOMERS who are veterinarians or dealers and who DO NOT take possession of the Products which are the subject of the sale for which the RSA is to be paid. The RSA is calculated on a product by product basis and based on the product price contained in the SUGGESTED PRICE LIST. The RSA is contingent on MWI fulfilling all conditions outlined in paragraph 4 of this Agreement. The payments made pursuant to this paragraph 5 (a) are not payable for sales to anyone other than PARTICIPATING CUSTOMERS. The RSA is net of any difference between MWI’s purchase price and the SPL price. Pfizer shall pay 4% RSA for sales to 2nd tier distributors.

(b)                                 the rebates provide for on Schedule B. In the event that one Agreement holder acquires or combines with another Agreement holder, the purchase objectives will be adjusted accordingly for the purpose of determining incentives earned.

Pfizer shall have the right to audit shipping records of MWI to confirm delivery to products to veterinarians, dealers or producers in order to assure proper RSA payments under paragraph 5 (a) above. Any material misrepresentations by MWI related to paragraph 5 (a) (ii) or (iii) above and the party actually taking possession of the products shall void any payments due under paragraph 5 (b) above.

6.                                       Sales of Pfizer products to any party other than a PARTICIPATING CUSTOMER for whom a SUGGESTED PRICE LIST has been incorporated into this Agreement and any transaction with any customer including a PARTICIPATING CUSTOMER for which MWI has not been selected by that PARTICIPATING CUSTOMER as the distributor are not covered by this Agreement. All sales by MWI to any party who is not a PARTICIPATING CUSTOMER shall be made at prices and on terms and commitments agreeable to MWI and such customer.

7.                                       MWI shall not be provided with any rebate, discount or other compensation for products handled under this Agreement, including any rebate, discount or compensation which would otherwise be due under Pfizer’s spring, fall or other similar program.

8.                                       The RSA payable hereunder on sales from the SUGGESTED PRICE LIST, to PARTICIPATING CUSTOMERS shall be net of returns and constitute full and complete compensation for MWI providing the EDI data and upholding the reputation of Pfizer in carrying out the service of PARTICIPATING CUSTOMERS.

9.                                       Pfizer may terminate this Agreement at any time on fifteen (15) days notice in the event MWI takes any action that harms the good will of Pfizer. All returns shall be approved by Pfizer and subject to Pfizer’s Returned Goods Policy. MWI may not offset payment to Pfizer of invoice amounts as credit for the fee payable hereunder. Pfizer shall make monthly payment of appropriate fees to MWI.

10.                                 MWI and Pfizer agree that, under the specific circumstances delineated herein, Pfizer, at Pfizer’s sole discretion may recoup the sums outstanding to it from MWI against those sums which may become due from Pfizer to MWI, in that the obligations arise from mutual transactions.

A.                                   The specific circumstances which will enable Pfizer to initiate recoupment are:

i.                                          MWI becomes insolvent which shall be defined as:

(a)                                  the sum of MWI’s debts is greater than all of MWI’s property (“Balance Sheet Test”); or

(b)                                 MWI is generally not paying its debts as they come due; or

(c)                                  MWI has failed to act in good faith for a period in excess of six months to resolve any outstanding invoice or purchase order issues or reconciliations.

ii.                                       MWI commences a liquidation of its operations by means of a sale of its assets in their entirety or piecemeal.

iii.                                    MWI ceases its business operations whether or not such cessation is voluntary or involuntary.

iv.                                   MWI files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

11.                                 Nothing in this Agreement shall be deemed to preclude MWI from negotiating a service fee or any other consideration from any customer including PARTICIPATING CUSTOMERS for the services (including those services specified hereunder or any other services provided by MWI to any customer) provided by MWI.

12.                                 MWI shall distribute Pfizer products only under the labeling provided by Pfizer; prescribe, recommend, suggest, and advertise each product for use only under the conditions stated in the labeling provided by Pfizer; and observe all federal, state, and local laws governing the distribution of animal drugs.

13.                                 Nothing in this Agreement shall be deemed to limit Pfizer’s ability to sell any product at any time to any customer including PARTICIPATING CUSTOMERS or any other party. Transactions consummated directly between Pfizer and any such customer or other party shall not qualify for the fee payable under paragraph 5 above.

14.                                 MWI and Pfizer acknowledge that in the performance of their duties hereunder each may obtain access to “Confidential Information” (as defined below) of the other. MWI and Pfizer agree that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to Pfizer’s and MWI’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

15.                                 This Agreement shall be effective as of the date first written above and shall continue in force until December 31, 2005. This Agreement may be terminated by either party upon thirty (30) days prior written notice. Such termination may be without cause. This Agreement may be terminated immediately by either party upon written notice in the event of a material breach by the other.

16.                                 This Agreement shall governed by the laws of the State of New York applicable to contracts made and performed therein. This Agreement is not assignable without the express written consent of Pfizer, and may be modified or amended only in writing signed by the party to be bound.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

MWI Veterinary Supply Co.		Pfizer Inc.

By:	/s/ James F. Cleary, Jr.	By:	/s/ Robert Dimarzo
	James F. Cleary, Jr.		Robert DiMarzo
President, U.S. Operations
Pfizer Animal Health
Title:	President

Date:	February 11, 2005	Date:	February 15, 2005